Exhibit 3.2

BYLAWS

OF

TTEC HOLDINGS, INC.

ARTICLE I

OFFICES

Section 1.1 Registered Office. The initial registered office of TTEC Holdings, Inc., a Texas corporation (the “Corporation”), shall be fixed in the Certificate of Formation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock (the “Certificate of Formation”).

Section 1.2 Other Offices. The Board of Directors of the Corporation (the “Board of Directors” or the “Board”) may at any time establish other offices at any place or places where the Corporation is qualified to do business.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 2.1 Place of Meetings. Meetings of shareholders shall be held at any place, within or outside the State of Texas, designated by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of shareholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 6.002(a) of the Texas Business Organizations Code (the “TBOC”). In the absence of any such designation or determination, shareholders’ meetings shall be held at the Corporation’s principal executive office. If authorized by the Board of Directors, and subject to any guidelines and procedures adopted by the Board of Directors, shareholders not physically present at a shareholders’ meeting may participate in the meeting by means of remote communication and may be considered present in person and may vote at the meeting, whether held at a designated place or solely by means of remote communication, subject to the conditions imposed by applicable law.

Section 2.2 Annual Meeting. The annual meeting of shareholders shall be held on such date, at such time, and at such place (if any) within or without the State of Texas as shall be designated from time to time by the Board of Directors and stated in the Corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other proper business may be transacted. The Board of Directors may cancel (to the extent permitted under the TBOC), postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

Section 2.3 Special Meeting.

(a) Power to Call Special Meeting. A special meeting of the shareholders, other than those required by statute, may be called at any time only by (i) the Board of Directors, (ii) the Chairperson of the Board of Directors, (iii) the Chief Executive Officer, (iv) (to the extent required by the TBOC) the President, (v) at the request in writing of shareholders owning at least twenty-five percent (25%) of all shares issued and outstanding and entitled to vote at such meeting, or (vi) as otherwise provided in the Certificate of Formation. A special meeting of the shareholders may not be called by any other person or persons. The Board of Directors may cancel (to the extent permitted under the TBOC), postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

(b)   Date, Time and Place. Any special meeting properly called shall be held on such date, at such time, and at such place (if any) within or without the State of Texas as shall be designated from time to time by the Board of Directors and stated in the Corporation’s notice of the special meeting; provided, however, that the special meeting shall not be held more than 120 days after receipt of a request for a special meeting of shareholders submitted by one or more shareholders (a “Special Meeting Request”).

(c) Purpose. The notice of a special meeting shall include the purpose or purposes for which the meeting is called. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the shareholders holding at least twenty-five percent (25%) of the Corporation’s then outstanding shares of capital stock entitled to vote at such special meeting who have requested such special meeting.

(d)  Required Form of Special Meeting Request. To be in a proper form, a Special Meeting Request must: (i) be in writing, signed and dated by each shareholder of record submitting the Special Meeting Request and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made, or such shareholder’s or beneficial owner’s duly authorized agent (each, a “Requesting Shareholder”); (ii) be delivered in person or by registered mail, postage prepaid, return receipt requested, or courier service, postage prepaid, to the Secretary of the Corporation at the principal executive offices of the Corporation; (iii) specify in reasonable detail the specific purpose(s) of and the business proposed to be conducted at the special meeting and the reasons the Requesting Shareholder is proposing such business; (iv) suggest a date for the special meeting, which date shall be no fewer than 30 and no more than 120 days from the date on which the Special Meeting Request is delivered to the Secretary of the Corporation; and (v) contain the following information:

(i)  in the case of any director nominations proposed to be presented at the special meeting, the information required by Sections 3.11 and 3.12 of these Bylaws;

(ii)  in the case of any matter (other than a director nomination) proposed to be conducted at the special meeting, the information required by Section 2.4 of these Bylaws with respect to annual meetings of shareholders;

(iii)   a representation that each Requesting Shareholder, or one or more representatives of each such shareholder, intends to appear in person at the special meeting to present the proposal(s) or business to be brought before the special meeting;

(iv)  documentary evidence that the Requesting Shareholders had ownership of at least twenty-five percent (25%) of all shares issued and outstanding and entitled to vote at such meeting, based upon the Corporation’s most recent public report of the number of issued and outstanding shares (the “Requisite Percentage”), as of the date of delivery of the Special Meeting Request to the Secretary; provided, however, that if any of the Requesting Shareholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten days after the date of delivery of the Special Meeting Request to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made had, together with any Requesting Shareholders who are beneficial owners, stock ownership of the Requisite Percentage as of the date of delivery of such Special Meeting Request to the Secretary;

(v)   an agreement by the Requesting Shareholders to (1) notify the Corporation promptly in the event of any change prior to the time of the special meeting in any Requesting Shareholder’s stock ownership following the date on which the Special Meeting Request was delivered to the Secretary, (2) timely provide to the Corporation any updates or supplements to the information provided in the Special Meeting Request at the times and in the forms required by Section 2.4(e) or Section 3.12(f) of these Bylaws so that the information provided or required to be provided therein shall be true and correct as of the record date for the special meeting and as of the date that is ten business days prior to the date of the special meeting or any adjournment or postponement thereof, or, if there are fewer than ten business days between the date of the special meeting and such adjourned or postponed meeting, then as of the date of the special meeting so adjourned or postponed, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of and voting at the special meeting (in the case of an update and supplement required to be made as of such record date), and not later than eight business days prior to the date of the special meeting or, if practicable, any adjournment or postponement thereof and, if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned or postponed (in the case of an update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof) and (3) promptly provide any other information reasonably requested by the Corporation; and

(vi) an acknowledgement that prior to the special meeting any disposition of shares of the Corporation's common stock included within any Requesting Shareholder’s stock ownership as of the date on which the Special Meeting Request was delivered to the Secretary shall be deemed to be a revocation of such Special Meeting Request with respect to such disposed shares and that any decrease in the Requesting Shareholders’ aggregate stock ownership to less than the Requisite Percentage shall be deemed to be an absolute revocation of such Special Meeting Request.

(e)  Revocation of Special Meeting Request. The Requesting Shareholders may revoke a Special Meeting Request by written revocation delivered to the Secretary at the principal executive offices of the Corporation at any time prior to the special meeting. If, following such revocation or any deemed revocation pursuant to Section 2.3(d)(vi), there are unrevoked requests from Requesting Shareholders holding in the aggregate less than the Requisite Percentage or there are no unrevoked requests at all, the Board, in its discretion, may cancel the special meeting. If none of the Requesting Shareholders appears or sends a duly authorized agent to present the business specified in the Special Meeting Request at the special meeting, the Corporation need not (but may, in the discretion of the Board of Directors) present such business for a vote at the special meeting, notwithstanding that proxies in respect of such matters may have been received by the Corporation.

(f)  Additional Matters. The Board of Directors in its discretion may authorize additional matters to be considered by the shareholders at a special meeting beyond those stated in the Special Meeting Request.

(g)  Invalidity of Special Meeting Request. A Special Meeting Request shall not be valid, and a special meeting requested by shareholders shall not be held, if: (i) the Special Meeting Request does not comply with this Section 2.3; (ii) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law; (iii) the Special Meeting Request is delivered during the period commencing 120 days prior to the anniversary of the date of the immediately preceding annual meeting of shareholders and ending on the earlier of (1) the date of the next annual meeting or (2) 30 days after the anniversary of the date of the previous annual meeting; (iv) an identical or substantially similar item as determined in good faith by the Board (a “Similar Item”), other than the election of directors, (1) was presented at an annual or special meeting of shareholders held not more than 12 months before delivery of the Special Meeting Request or (2) is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of shareholders that has been called but not yet held or that is called for a date within 120 days of the receipt by the Corporation of a Special Meeting Request; (v) a proposed item of business involves the election or removal of directors, changing the size of the Board of Directors, the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors or any similar matter as determined in good faith by the Board (an “Election Item”) and any such Election Item (1) was presented at an annual or special meeting of shareholders held not more than 120 days before delivery of the Special Meeting Request or (2) is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of shareholders that has been called but not yet held or that is called for a date within 120 days of the receipt by the Corporation of a Special Meeting Request; or (vi) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law.

Section 2.4 Requirements for Shareholder Business to be Brought Before an Annual Meeting.

(a) Business Properly Brought Before an Annual Meeting. At an annual meeting of the shareholders of the Corporation, only such business shall be conducted as shall have been properly brought before any such meeting. To be properly brought before an annual meeting of shareholders of the Corporation, business must be:

(i)  brought before any such meeting by the Corporation and specified in the notice of any such meeting (or supplement thereto) given by or at the direction of the Board of Directors,

(ii)  brought before any such meeting by or at the direction of the Board of Directors, or

(iii)   otherwise properly brought before any such meeting by a shareholder (or a group of shareholders) who:

(A)  was a shareholder of record (and, with respect to any beneficial owner or beneficial owners, if different, on whose behalf such business is proposed, only if each such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving Timely Notice (as defined in Section 2.4(c) of these Bylaws) and at the time of any such meeting,

(B) is entitled to vote at any such meeting, and

(C) has complied with this Section 2.4 as to the business proposed to be properly brought before an annual meeting of shareholders of the Corporation.

(b)  Shareholder Business to be Brought Before an Annual Meeting. A shareholder may propose business (other than a director nomination) to be properly brought before an annual meeting of the shareholders of the Corporation in one, but only one, of the following ways:

(i)  by meeting the eligibility requirements of, and by following the procedures required by, Rule 14a-8 (“Rule 14a-8”) promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Exchange Act, for having a shareholder’s proposal included in the Corporation’s proxy statement and identified in the Corporation’s form of proxy card for such annual meeting, in which case, if the staff of the Commission has not permitted the Corporation to exclude such shareholder’s proposal from the Corporation’s proxy statement and form of proxy card for such annual meeting pursuant to Rule 14a-8, this Section 2.4(b)(i) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of the shareholders and the shareholder’s proposal will be included in the notice of meeting given by or at the direction of the Board of Directors pursuant to Section 2.4(a)(i) of these Bylaws, or

(ii)   if the shareholder elects not to comply with Rule 14a-8, by meeting the eligibility requirements of Section 2.4(a)(iii) of these Bylaws, and by complying with each of the requirements of Section 2.4(c), Section 2.4(d), Section 2.4(e) and Section 2.4(g) of these Bylaws to propose business to be properly brought before an annual meeting of shareholders of the Corporation, in which case this Section 2.4(b)(ii) shall be the exclusive means for such shareholder to propose business to be brought before an annual meeting of the shareholders.

(c) Requirement of Timely Notice of Shareholder Business. Without exception, for business to be properly brought before an annual meeting by a shareholder pursuant to Section 2.4(b)(ii) of these Bylaws, the shareholder shall:

(i)  provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and

(ii)  provide any updates or supplements to such notice at the times and in the forms required by Section 2.4(e) of these Bylaws.

For a shareholder’s notice to be timely for the purposes of Section 2.4(c)(i) or Section 3.12(b) of these Bylaws, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not less than 90 days nor more than 120 days prior to the date of such annual meeting, or, if later, ten days following the day on which a public announcement (as defined in Section 2.4(h)(ii) of these Bylaws) of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment, postponement, or cancellation of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(d) Requirements for Proper Form of Shareholder Notice of Proposed Business. To be in proper form for purposes of Section 2.4(c)(i) of these Bylaws, a shareholder’s Timely Notice to the Secretary of the Corporation must set forth:

(i) Shareholder Information. As to each Proposing Person (as defined in Section 2.4(h)(i) of these Bylaws), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records), (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 promulgated by the Commission under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such shareholder, including, without limitation, any agreement that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D promulgated by the Commission under the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to any Proposing Person), (D)  a complete and accurate description of any pending, or to the Proposing Person’s knowledge, threatened, legal proceeding in which such Proposing Person is a party or participant involving the Corporation or, to such Proposing Person’s knowledge, involving any current or former officer, director, affiliate or associate of the Corporation, (E)  any direct or indirect interest (other than solely as a result of ownership of securities of the Corporation) of the Proposing Person in any contract with any principal competitor (including any employment agreement, collective bargaining agreement or consulting agreement), (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act, (G) a representation that the Proposing Person (or a qualified representative of the Proposing Person) intends to appear in person at the annual meeting to propose such business, and (H) a representation whether the Proposing Person intends to deliver a proxy statement or form of proxy, or both, to holders of at least the percentage of the Corporation’s outstanding shares required to approve the proposal, or whether the Proposing Person intends otherwise to solicit proxies from shareholders in support of the proposal, or whether the Proposing Person intends to do both (the disclosures to be made pursuant to the foregoing clauses (A) through (H) are referred to as “Shareholder Information”);

(ii) Information Regarding Disclosable Interests. As to each Proposing Person, (A)   any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) such derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares, or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (B) any proxy (other than a revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (C)  any agreement, arrangement, understanding or relationship, including any repurchase or similar so called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”), (D) any rights to dividends on the shares of any class or series of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (E) any performance related fees (other than an asset based fee) to which such Proposing Person is entitled based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any (the interests identified and described pursuant to the foregoing clauses (A) through (E) are hereinafter referred to collectively as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder of record directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(iii)   Description of Proposed Business. As to each item for discussion or vote that the Proposing Person proposes to bring before the annual meeting, (A) a reasonably brief description of such business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting, and any material interest in such business of each Proposing Person, and (B) the text of the proposal or business (including the text of any resolutions proposed to be approved or adopted by the shareholders or amendments to these Bylaws proposed for consideration) (the information required by this Section 2.4(d)(iii), together with the Shareholder Information required by Section 2.4(d)(i) of these Bylaws and the information regarding Disclosable Interests required by Section 2.4(d)(ii) of these Bylaws, is referred to collectively in these Bylaws as the “Timely Notice Information”); and

(iv)   Representation as to Accuracy of Information. A representation from the shareholder providing the Timely Notice in writing and in proper form to the Secretary of the Corporation pursuant to Section 2.4(c)(i) of these Bylaws that none of the Timely Notice Information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and that, at the date of the Corporation’s notice of the annual meeting at which the business of the Proposing Person is proposed to be brought is first mailed to the shareholders of the Corporation, and at the time of the such annual meeting, the Timely Notice Information (as updated and supplemented pursuant to Section 2.4(e) of these Bylaws) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)  Update and Supplement of Shareholder Timely Notice of Proposed Business. A shareholder providing Timely Notice in writing and in proper form of business proposed to be properly brought before a meeting of shareholders of the Corporation must further update and supplement such Timely Notice, if necessary, so that the Timely Notice Information provided or required to be provided pursuant to this Section 2.4 shall be true and correct and in proper form as of the record date for determining shareholders entitled to vote at the meeting and as of the date, if later, that is ten business days prior to the date of the meeting or any adjournment or postponement thereof, and such update and supplement must be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for determining shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of the record date for determining shareholders entitled to vote at the meeting), and not later than eight business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the date of any adjournment or postponement thereof) (in the case of the update and supplement required to be made as of ten business days prior to the date of the meeting or any adjournment or postponement thereof). Such update and supplement shall (A) be made only to the extent that information has changed in any material respect since the Proposing Person’s prior submission and (B) clearly identify the information that has changed since the Proposing Person’s prior submission. Any information provided pursuant to this Section 2.4(e) shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this Section 2.4 and shall not extend the time period for the delivery of notice pursuant to this Section 2.4. If a Proposing Person fails to provide any written update or supplement in accordance with this Section 2.4(e), the information as to which such written update or supplement relates may be deemed not to have been provided in accordance with this Section 2.4.

(f) Business Not Properly Brought Before a Meeting. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of shareholders of the Corporation except in accordance with this Section 2.4. The chair of the annual meeting may determine and declare, if the facts warrant, at the annual meeting that business was not properly brought before the annual meeting and in accordance with this Section 2.4, and, if the chair of the annual meeting should so determine, the chair will so declare at the annual meeting and any such business not properly brought before the annual meeting will not be transacted. Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by applicable law, (i) if the shareholder does not provide the information required under Section 2.4(e) of these Bylaws, (A) within five business days following the record date for determining shareholders entitled to vote at the annual meeting of shareholders (in the case of the update and supplement required to be made as of the record date for determining shareholders entitled to vote at the annual meeting), and (B) not later than eight business days prior to the date of the annual meeting, if practicable (or, if not practicable, on the first practicable date prior to the date of any adjournment or postponement thereof) (in the case of the update and supplement required to be made as of ten business days prior to the date of the annual meeting or any adjournment or postponement thereof), or (ii) if the shareholder (or a qualified representative of the shareholder) does not appear at the annual meeting to present the business described in the shareholder’s Timely Notice in proper form delivered pursuant to this Section 2.4, such business need not (but may, in the discretion of the Board of Directors) be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.4(f), to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or authorized by a writing executed by such shareholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the proposing of the business at the annual meeting by the shareholder stating that the person is authorized to act for the shareholder as the shareholder’s qualified representative at the annual meeting of shareholders.

(g) Exchange Act Compliance; Rule 14a-8. In addition to the requirements of this Section 2.4 with respect to any business proposed to be properly brought before an annual meeting of shareholders by a shareholder, each Proposing Person shall also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations thereunder with respect to any such business proposed to be properly brought before an annual meeting of shareholders by a shareholder.

Nothing in this Section 2.4 shall be deemed to affect the rights of (i) shareholders to request the inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) promulgated by the Commission under the Exchange Act, or (ii) the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision). The notice requirements of Section 2.4(c), Section 2.4(d), and Section 2.4(e) of these Bylaws will not apply to any shareholder who has notified the Corporation of such shareholder’s intention to present a shareholder proposal only pursuant to and in compliance with Rule 14a-8 and Section 2.4(b)(i) of these Bylaws.

(h) Certain Definitions.

(i)  “Proposing Person”. For purposes of these Bylaws, the term “Proposing Person” shall mean (A) the shareholder providing the notice of business proposed to be brought before an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (C) each affiliate or associate (each as defined in Rule 12b-2 promulgated by the Commission under the Exchange Act for purposes of these Bylaws) of such shareholder or beneficial owner, (D) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with such shareholder or beneficial owner, and (E) any “participant” (as defined in Instruction 3 to Item 4 of Schedule 14A) with such shareholder or beneficial owner with respect to any proposed business..

(ii)  “Public Announcement”. For purposes of these Bylaws, a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act, or in a notice given pursuant to any applicable rules or regulations of any stock exchange or other self-regulatory organization applicable to the Corporation (such rules or regulations being herein referred to collectively as “SRO Rules”).

(i)   Shareholder Director Nominations. Shareholders seeking to nominate persons for election to the Board of Directors must comply with Section 3.12 of these Bylaws, and this Section 2.4 shall not be applicable to nominations of persons for election to the Board of Directors made by shareholders of the Corporation except as expressly provided in Section 3.12 of these Bylaws.

Section 2.5 Notice of Shareholders’ Meetings. Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the TBOC, the Certificate of Formation or these Bylaws, the written notice of any meeting of shareholders shall be given not less than ten nor more than 60 days before the date of the meeting to each shareholder entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting.

Notwithstanding the foregoing, notice of a shareholder meeting regarding a “fundamental business transaction” (as defined in the TBOC) must (a) be given to each shareholder of the Corporation not later than 21 days prior to the meeting, regardless of whether the shareholder is entitled to vote on the matter, and (b) state that the purpose, or one of the purposes, of the meeting is to consider a fundamental business transaction.

Section 2.6 Quorum. The holders of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the Certificate of Formation or these Bylaws.

If a quorum is not present or represented at any meeting of the shareholders, then either

(i) the chair of the meeting, or (ii) the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereat, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 2.7 Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for shareholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 6.101 of the TBOC and Section 2.11 of these Bylaws, and shall give notice of the adjourned meeting to each shareholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.8 Conduct of Business. Meetings of shareholders shall be presided over by the Chief Executive Officer of the Corporation, or, in the absence of such person, the Chairperson of the Board of Directors, or, in the absence of such person, such person as the Board of Directors may designate as chair of the meeting. The Secretary of the Corporation shall act as secretary of the meeting, but in the absence of the Secretary, the chair of the meeting may appoint any person to act as secretary of the meeting. The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, (i) establishing an agenda or order of business for the meeting, (ii) prescribing rules, regulations and procedures for maintaining order at the meeting and the safety of those present, (iii) prescribing rules, regulations and procedures limiting entry to and participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies, and such other persons as the chair of the meeting shall permit, (iv) prescribing rules, regulations and procedures restricting entry to the meeting after the time fixed for the commencement thereof, (v) prescribing rules, regulations and procedures limiting the number of times shareholders and other authorized meeting participants may address the meeting and limiting the number of questions that may be asked by shareholders and other authorized meeting participants, (vi) prescribing rules, regulations and procedures limiting the time allotted to shareholders and other authorized meeting participants to make motions or nominations, ask questions, or make comments, (vii) prescribing rules, regulations and procedures for the opening and closing of the polls for each matter upon which shareholders will vote at the meeting and for the matters which are to be voted on by ballot, (viii) removing any shareholder or any other individual who refuses to comply with meeting rules, regulations or procedures, (ix) restricting the use of audio and video recording devices, cell phones and other electronic devices, (x) establishing rules, regulations or procedures for compliance with any state or local laws or regulations, including those concerning safety, health and security, (xi) implementing procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting, and (xii) adjourning the meeting (whether or not a quorum is present). Unless, and only to the extent, determined by the Board of Directors or the chair of the meeting, meetings of shareholders shall not be required to be held in accordance with any rules of parliamentary procedure.

Section 2.9 Voting. The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws, subject to Sections 6.251 and 6.252 (relating to voting rights of fiduciaries, pledgors and joint owners of stock), and Subchapter D of Chapter 6 (relating to voting of ownership interests), of the TBOC.

Except as may be otherwise provided in the Certificate of Formation or these Bylaws, each shareholder shall be entitled to one vote for each share of capital stock held by such shareholder.

Directors shall be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Except as otherwise required by law, the Certificate of Formation or these Bylaws, the affirmative vote of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, other than the election of directors, shall be the act of the shareholders. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Formation or these Bylaws.

Section 2.10 Shareholder Action by Written Consent Without a Meeting.

(a) Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof that have been expressly granted the right to take action by less than unanimous written consent, any action required or permitted by the TBOC, the Certificate of Formation, or these Bylaws, to be taken at any annual or special meeting of shareholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed and dated by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders or all shares entitled to vote on the action were present and voted, and shall be delivered to the Corporation by delivery to its registered office, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded.

(b)  Every written consent shall bear the date of signature of each shareholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days (or such other period as provided by applicable law) of the earliest dated consent delivered in the manner required by this Section 2.10 to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing, provided further that failure to provide such notice shall not affect the validity of such action.

(c) Information Required Prior to Consent Solicitation. Any shareholder seeking to have the shareholders authorize or take corporate action by written consent shall, at the same time such shareholder requests the Board of Directors to fix a record date pursuant to Section 2.11(b) of these Bylaws, furnish to the Board of Directors the information and undertakings specified in this Section 2.10(c) in writing in proper form.

(i) Requirements for Proper Form of Request for Consent Solicitation Record Date. To be in proper form for purposes of this Section 2.10(c), a shareholder’s notice to the Secretary of the Corporation shall set forth:

(A)  Shareholder Information. As to each Consent Shareholder (as defined in this Section 2.10(c)(ii)), the Shareholder Information (as defined in Section 2.4(d)(i) of these Bylaws, except that for purposes of this Section 2.10(iii), the term “Consent Shareholder” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(d)(i) of these Bylaws);

(B)  Description of Actions To Be Taken By Consent. A description of the action or actions the Consent Shareholder seeks to have the shareholders take by written consent;

(C) Information Regarding Disclosable Interests. As to each Consent Shareholder, any Disclosable Interests (as defined in Section 2.4(d)(ii) of these Bylaws, except that for purposes of this Section 2.10(c), the term “Consent Shareholder” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(d)(ii) of these Bylaws); and

(D)  Representation of Accuracy. The Consent Shareholder’s representation that none of the information provided to the Corporation by the Consent Shareholder pursuant to Section 2.11(b) and this Section 2.10(c) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii) “Consent Shareholder”. For purposes of these Bylaws, the term “Consent Shareholder” shall mean (i) any shareholder of record seeking to have the shareholders authorize or take corporate action by written consent that requests the Board of Directors to fix a record date pursuant to Section 2.11(b) of these Bylaws, and (ii) any affiliate or associate of such shareholder.

(iii) Other Information to be Furnished by Consent Shareholder. The Corporation may require the Consent Shareholder to furnish such other information as may reasonably be required by the Corporation.

Section 2.11 Record Dates.

(a) Annual or Special Meeting. In order that the Corporation may determine the shareholders entitled to notice of any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of and to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of shareholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance with the provisions of Section 6.101 of the TBOC and this Section 2.11 at the adjourned meeting.

(b) Action by Written Consent. In order that the Corporation may determine the shareholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.

A shareholder of record seeking to have the shareholders authorize or take corporate action by written consent shall, by written notice in proper form, to the attention of the Secretary of the Corporation, request the Board of Directors to fix a record date (a “Consent Record Date Request”). To be in proper form the Consent Record Date Request must demonstrate that the requesting shareholder or shareholders own at least ten percent (10%) of all shares issued and outstanding and entitled to execute a valid written consent, based upon the Corporation’s most recent public report of the number of issued and outstanding shares as of the date of delivery, and committing that any solicitor retained by such shareholder or shareholders will be required to use its best efforts to solicit consents from all shareholders.

The Board of Directors shall promptly, but in all events within 20 days after the date on which such a proper Consent Record Date Request is received, adopt a resolution fixing the record date, which record date shall not be more than ten days following the date on which the Board of Directors takes the action fixing the record date. If no record date has been fixed by the Board of Directors within 20 days after the date on which such a proper Consent Record Date Request is received, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery shall be by hand or by certified or registered mail, return receipt requested.

If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

The Board of Directors in its discretion may require as a condition to setting the record date in response to a Consent Record Date Request that the period during which valid written consents may be solicited following the record date will be limited to a number of days, not less than 60, as specified by the Board of Directors.

The Board of Directors may decline to act upon a Consent Record Date Request delivered during the period commencing 90 days prior to the scheduled date of an annual or special meeting of shareholders and ending 30 days after such meeting.

(c) Other Purposes. In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.12 Proxies. Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for such shareholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after eleven months from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Sections 21.368 and 21.369 of the TBOC. A written proxy may be in any form of electronic transmission permitted under the TBOC which sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the person as provided in Section 21.367 of the TBOC. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Prior to the time set for the closing of the polls at a meeting of shareholders, a shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing a subsequent duly executed proxy with the Secretary of the Corporation.

Section 2.13 List of Shareholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, not later than the 11th day before each meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting. The shareholder list shall be arranged in alphabetical order and show the address of each shareholder and the number of shares of each class registered in the name of each shareholder and such other information as required by the TBOC. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be kept on file at the registered office or principal executive office of the Corporation for at least ten days prior to the date of the applicable meeting, and shall be open to the examination of any shareholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to shareholders of the Corporation. Such list shall presumptively determine the identity of the shareholders entitled to vote at the meeting and the number of shares held by each of them.

Section 2.14 Inspectors of Election. Before any meeting of shareholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. If any person appointed as inspector fails to appear or fails or refuses to act, then the chair of the meeting may, and upon the request of any shareholder or a shareholder’s proxy shall, appoint a person to fill that vacancy.

Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed and designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspector or inspectors’ count of all votes and ballots.

In determining the validity and counting of proxies and ballots cast at any meeting of shareholders of the Corporation, the inspector or inspectors may consider such information as is permitted by applicable law.

Section 2.15 Application to Stock Other Than Common. The provisions of this Article II shall be applicable to meetings of holders of classes and series of stock of the Corporation other than its common stock unless in conflict with the express terms of such classes and series of stock as set forth in their governing instruments, in which case the terms of such governing instruments will control.

ARTICLE III

DIRECTORS

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the TBOC or the Certificate of Formation.

Section 3.2 Number of Directors. The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the Certificate of Formation fixes the number of directors, the number of directors shall be determined from time to time solely by resolution of the Board of Directors; provided, that such number shall not be less than two (2) nor more than eleven (11). No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 3.3 Election, Term of Office and Qualification of Directors. At each annual meeting of shareholders, the shareholders shall elect directors to hold office until the next succeeding annual meeting. Except as provided in Section 3.4 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be shareholders and need not be residents of the State of Texas unless so required by the Certificate of Formation or these Bylaws, but they must have been nominated by either the Board of Directors or by shareholders in accordance with the procedures set forth in these Bylaws, the corporation’s Corporate Governance Guidelines, and applicable law in order to be eligible for election as directors.

Section 3.4 Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is received by the Corporation unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective. Unless otherwise provided in the Certificate of Formation or these Bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the Certificate of Formation or these Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (1) the Board of Directors at any meeting of the Board of Directors by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or (2) a sole remaining director, in each case to the extent permitted by the TBOC and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Notwithstanding the foregoing, during the period between two successive annual meetings of shareholders, the Board of Directors may not fill more than two vacancies created by an increase in the number of directors.

Section 3.5 Place of Meetings; Meetings by Telephone. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Texas. Unless otherwise restricted by the Certificate of Formation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can communicate with each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

Section 3.7 Special Meetings; Notice. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairperson of the Board of Directors or the Chief Executive Officer, and shall be called by the Chairman of the Board or the Secretary at the request of a majority of the members of the Board of Directors. Notice of meetings shall be given at least twenty-four (24) hours prior to the meeting, either personally, by telephone, by mail or, on consent of a director, by electronic transmission.

Section 3.8 Quorum; Voting. At all meetings of the Board of Directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, or in his or her absence, by the Chief Executive Officer, or in his or her absence, by a chair chosen at the meeting. The Secretary shall, if present, act as secretary of the meeting, but, in his or her absence, the chair of the meeting may appoint any person to act as secretary of the meeting.

The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, the Certificate of Formation or these Bylaws. To the maximum extent permitted by the TBOC, in the event a director or directors abstain or are disqualified from a vote, the majority vote of the director or the directors thereof not abstaining or disqualified from voting, whether or not such director or directors constitute a quorum, shall be the act of the Board of Directors.

Section 3.9 Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Formation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

Section 3.10 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Formation or these Bylaws, the Board of Directors shall have authority to determine, from time to time, the amount of compensation which shall be paid to its members for their services as directors and as members of committees. The Board shall also have power in its discretion to provide for and to pay to directors rendering services to the Corporation not ordinarily rendered by directors, as such, special compensation appropriate to the value of such services as determined by the Board from time to time. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 3.11 Removal of Directors. Unless otherwise provided in the Certificate of Formation or these Bylaws, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, shareholders holding a majority of the outstanding shares entitled to vote at an election of directors may remove any director or the entire Board of Directors at any time, with or without cause. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

Section 3.12 Director Nominations.

(a) Who May Make Director Nominations. Nominations of any person for election to the Board of Directors at an annual meeting, or at a special meeting called by the Board of Directors pursuant to Section 2.3 of these Bylaws at which a director or directors will be elected, may be made only as follows:

(i)  By or at the direction of the Board of Directors, including by any committee or persons appointed by the Board of Directors, or

(ii)	By a shareholder who:

(A)   was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 3.12 and at the time of the meeting,

(B)	is entitled to vote at the meeting, and

(C)  has complied with this Section 3.12 and Rule 14a-19 promulgated by the Commission under the Exchange Act (“Rule 14a-19”) as to such nomination.

This Section 3.12(a)(ii) shall be the exclusive means for a shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or a special meeting.

(b) Requirement of Timely Notice of Shareholder Director Nominations. Without exception, for a shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the shareholder must do each of the following:

(i)  Provide Timely Notice thereof in accordance with the provisions of Section 2.4(c) of these Bylaws in writing and in proper form to the Secretary of the Corporation, and

(ii)  Provide any updates or supplements to such notice at the times and in the forms required by Section 2.4(e) of these Bylaws.

Without exception, if the election of directors is a matter specified in the notice of special meeting called by the Board of Directors pursuant to Section 2.3 of these Bylaws, then for a shareholder to make any nomination of a person or persons for election to the Board of Directors at that special meeting, the shareholder must do each of the following:

(i)  Provide Timely Notice thereof in accordance with the provisions of the following full paragraph in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and

(ii)  Provide any updates or supplements to such notice at the times and in the forms required by Section 2.4(e) of these Bylaws.

To be timely, a shareholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the date of such special meeting, or, if later, ten days following the day on which a Public Announcement (as defined in Section 2.4(h)(ii) of these Bylaws) of the date of such special meeting was first made.

In no event shall any adjournment, postponement, or cancellation of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c) Requirements for Proper Form of Notice of Shareholder Director Nominations. To be in proper form for purposes of this Section 3.12, a shareholder’s notice to the Secretary shall set forth:

(i) Shareholder Information. As to each Nominating Person (as defined in Section 3.12(e) of these Bylaws):

(A)  the Shareholder Information (as defined in Section 2.4(d)(i) of these Bylaws, except that for purposes of this Section 3.12(c)(i), the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(d)(i) of these Bylaws);

(B)  a representation that the Nominating Person intends to comply with Rule 14a-19, including the requirement to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote in the election of directors; and

(C)	all other information required by Rule 14a-19.

(ii)  Information Regarding Disclosable Interests. As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(d)(ii) of these Bylaws, except that for purposes of this Section 3.12(c)(ii), the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(d)(ii) of these Bylaws);

(iii)   Information Regarding Proposed Nominees. As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to Section 3.12(c)(i) of these Bylaws if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act and Regulation 14A promulgated by the Commission thereunder (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement, between or among any Nominating Person, on the one hand, and each proposed nominee and such nominee’s respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the rules and regulations promulgated by the Commission (“Regulation S-K”) if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (D) a completed and signed questionnaire, representation and agreement as provided in Section 3.12(d) of these Bylaws.

(d)  Submission of Questionnaire, Representation, and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, the proposed nominee must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board) to the Secretary at the principal executive offices of the Corporation (i) a completed written questionnaire (in the form provided by the Secretary of the Corporation) with respect to the background, qualification, stock ownership and independence of such proposed nominee and (ii) upon request of the Corporation, a written representation and agreement (in the form provided by the Corporation), that such person (A) is not, and will not become a party to, any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B)  understands his or her duties as a director under the TBOC and agrees to act in accordance with those duties while serving as a director, (C) is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding or commitment or assurance (1) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (2) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (E) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such person’s term in office as a director (and, if requested by any proposed nominee, the Secretary shall provide to such proposed nominee all such policies and guidelines then in effect).

(e)  “Nominating Person.” For purposes of these Bylaws, the term “Nominating Person” shall mean (i) the shareholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such shareholder or beneficial owner, (iv) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with such shareholder or beneficial owner, and (v) any “participant” (as defined in Instruction 3 to Item 4 of Schedule 14A) with such shareholder or beneficial owner with respect to any proposed nominations.

(f)   Update and Supplement of Shareholder Notice of Nominations. A shareholder providing Timely Notice in proper form of any nomination proposed to be made at an annual meeting or a special meeting must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.12  shall be true and correct and in proper form as of the record date for determining shareholders entitled to vote at such meeting and, if later, as of the date that is ten business days prior to the date of such meeting or any adjournment or postponement thereof, and such update and supplement must be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for determining shareholders entitled to vote at such meeting (in the case of the update and supplement required to be made as of the record date for determining shareholders entitled to vote at such meeting), and not later than eight business days prior to the date of such meeting, if practicable (or, if not practicable, on the first practicable date prior to the date of such meeting or any adjournment or postponement thereof) (in the case of the update and supplement required to be made as of ten business days prior to the date of such meeting or any adjournment or postponement thereof). Such update and supplement shall (A) be made only to the extent that information has changed in any material respect since the Nominating Person’s prior submission and (B) clearly identify the information that has changed since the Nominating Person’s prior submission. Any information provided pursuant to this Section 3.12(f) shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this Section 3.12 and shall not extend the time period for the delivery of notice pursuant to this Section 3.12. If a Nominating Person fails to provide any written update or supplement in accordance with this Section 3.12(f), the information as to which such written update or supplement relates may be deemed not to have been provided in accordance with this Section 3.12.

(g)  Compliance with Exchange Act. In addition to the requirements of this Section 3.12 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall also comply with all other applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to any such nominations. No later than five business days before the applicable meeting of shareholders, the Nominating Person shall provide to the Secretary of the Corporation reasonable evidence, including a written certification, that it (including any others acting in concert with it) has met the requirements of Rule 14a-19 with respect to such nominees.

(h) Defective Nominations. Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 3.12 and in compliance with Rule 14a-19. The chair of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 3.12 and Rule 14a-19, and, if the chair of the meeting so determines, the chair of the meeting shall declare such determination to the meeting and the defective nomination shall be disregarded.

Section 3.14 Application to Stock Other Than Common. The provisions of this Article III shall be applicable to the election of directors by holders of classes and series of stock of the Corporation other than its common stock to the extent the holders of such classes and series are provided the right to elect one or more directors, unless in conflict with the express terms of such classes and series of stock as set forth in their governing instruments, in which case the terms of such governing instruments will be controlling.

ARTICLE IV

COMMITTEES

Section 4.1 Committees of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. In the event a member or members of a committee abstain or are disqualified from a vote, the majority vote of the member or members thereof not abstaining or disqualified from voting, whether or not such member or members constitute a quorum, shall be the act of such committee.

Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, but subject to the provisions of the TBOC, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; provided, however, that no such committee shall have the power or authority to (i) approve or adopt, or recommend to the shareholders, any action or matter (other than the election or removal of directors) expressly required by the TBOC to be submitted to shareholders for approval or which otherwise may not be delegated to a committee, or (ii) adopt, amend or repeal any bylaw of the Corporation.

In addition to any other provision of the Certificate of Formation or these Bylaws, any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

Section 4.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 4.3 Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings; meetings by telephone);

(ii)	Section 3.6 (regular meetings);

(iii)	Section 3.7 (special meetings; notice);

(iv)	Section 3.8 (quorum; voting);

(v)	Section 3.9 (Board action by written consent without a meeting); and

(vi)	Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members. However:

(i)  the time of regular meetings of committees may be determined by resolution of the committee;

(ii)  special meetings of committees may also be called by resolution of the committee; and

(iii)   notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee.

The Board of Directors may adopt rules for the governance of any committee not inconsistent with the provisions of these Bylaws.

Section 4.4 Subcommittees. Unless otherwise provided in the Certificate of Formation, these Bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V

OFFICERS

Section 5.1 Officers. The officers of the Corporation shall be a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson of the Board of Directors, a Chief Executive Officer, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, and one or more assistant officers, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person.

Section 5.2 Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws, subject to the rights, if any, of an officer under any contract of employment. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Article V for the regular appointment to such office.

Section 5.3 Subordinate Officers. The Board of Directors may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require, which may include one or more Vice Presidents (one or more of whom may be designated Executive or Senior Vice Presidents), a Chief Financial Officer, a Treasurer, and one or more assistant officers, and which may also have such descriptive titles as the Board of Directors, the Chief Executive Officer or the President shall deem appropriate. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws, or as the Board of Directors may from time to time determine, or as may be specified in the documents or resolutions so appointing them.

Section 5.4 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written or electronic notice to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.5 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.3.

Section 5.6 Representation of Shares of Other Corporations. The Chairperson of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or Assistant Secretary of the Corporation, or any other person authorized by the Board of Directors, the Chief Executive Officer, the President or a Vice President, is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.7 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated in these Bylaws, or pursuant to these Bylaws, and from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 5.8 Chairperson of the Board. The Chairperson of the Board of Directors shall have the powers and duties customarily and usually associated with the office of the Chairperson of the Board. Unless otherwise provided in these Bylaws, the Chairperson of the Board shall preside at meetings of the shareholders and of the Board of Directors. The Chairperson of the Board may, if so designated by the Board of Directors, be the Chief Executive Officer of the Corporation; in such event the Chairperson of the Board shall have all of the powers and duties granted by these Bylaws to the Chief Executive Officer and from time to time may delegate all, or any, of such powers and duties to the President.

Section 5.9 Chief Executive Officer. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Board of Directors, ultimate authority for decisions relating to the supervision, direction and management of the affairs and the business of the Corporation customarily and usually associated with the position of Chief Executive Officer, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. If at any time the office of the Chairperson of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairperson of the Board, the Chief Executive Officer shall perform the duties and exercise the powers of the Chairperson of the Board unless otherwise determined by the Board of Directors.

Section 5.10 President. The President shall have, subject to the supervision, direction and control of the Board of Directors and the Chief Executive Officer, the general powers and duties of supervision, direction and management of the affairs and business of the Corporation customarily and usually associated with the position of President. The President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board of Directors, or the Chief Executive Officer. If there is no Chief Executive Officer, or in the event of the absence or disability of the Chief Executive Officer, the President shall perform the duties and exercise the powers of the Chief Executive Officer unless otherwise determined by the Board of Directors.

Section 5.11 Vice Presidents and Assistant Vice Presidents. Each Vice President and Assistant Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer or the President.

Section 5.12 Secretary and Assistant Secretaries.

(a) The Secretary shall attend meetings of the Board of Directors and meetings of the shareholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose. The Secretary shall have all such further powers and duties as are customarily and usually associated with the position of secretary or as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer or the President.

(b)  The Secretary shall keep in safe custody the seal of the Corporation, if any, and shall have authority to affix the same to any instrument requiring it, and when so affixed it may be attested by the Secretary’s signature. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by that officer’s signature. In the absence of a Chief Financial Officer, the Treasurer and all Assistant Treasurers, the Secretary shall perform all the duties and have all the powers of the Treasurer.

(c)  Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

Section 5.13 Chief Financial Officer; Treasurer and Assistant Treasurers.

(a) The Chief Financial Officer shall have all such powers and duties as are customarily and usually associated with the position of chief financial officer, or as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer or the President. The Chief Financial Officer may, but need not also be, the Treasurer of the Corporation, provided that if a Chief Financial Officer shall have been elected but a Treasurer shall not have been elected, then the Chief Financial Officer shall have the duties and responsibilities of the Treasurer.

(b)  The Treasurer shall have custody of the Corporation’s funds and securities, shall be responsible for maintaining the Corporation’s accounting records and statements, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall assure that adequate audits thereof are currently and regularly made. The Treasurer shall have all such further powers and duties as are customarily and usually associated with the position of treasurer, or as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer or the President.

(c) Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

Section 5.14 Salaries. The salaries and other benefits of all officers of the Corporation shall be fixed by the Board of Directors or a committee, except as otherwise directed by the Board.

Section 5.15 Interested Director and Officer Transactions. A contract or transaction between the Corporation and one or more of its directors or officers, between the Corporation and one or more affiliates or associates of a director or officer, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers or one or more affiliates or associates of one or more directors or officers are directors or officers, or have a financial interest (an “Interested Party”), shall be valid and enforceable and not void or voidable solely for this reason, or solely because the Interested Party is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because the vote of such Interested Party is counted for such purpose, if: (i) the material facts as to the Interested Party’s relationship or interest and as to the contract or transaction are disclosed to, or are known by, the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors or committee members, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the Interested Party’s relationship or interest and as to the contract or transaction are disclosed to, or are known by, the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee which authorizes the contract or transaction.

ARTICLE VI

STOCK

Section 6.1 Stock Certificates. The shares of the Corporation may be certificated or uncertificated, as provided under Texas law. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairperson of the Board, or the Chief Executive Officer, or the President or a Vice President, and by the Secretary or an assistant secretary, or the Treasurer or an assistant treasurer, of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have the power to issue a certificate in bearer form.

Section 6.2 Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 3.202 of the TBOC, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Section 3.205 of the TBOC or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 6.3 Lost, Stolen or Destroyed Certificates. Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 6.4 Dividends. The Board of Directors, subject to any restrictions contained in the Certificate of Formation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the Certificate of Formation.

The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 6.5 Transfer of Stock. Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the Certificate of Formation, these Bylaws, applicable law or contract.

Section 6.6 Stock Transfer Agreements. The Corporation shall have the power to enter into and perform any agreement with any number of shareholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such shareholders in any manner not prohibited by the TBOC.

Section 6.7 Registered Shareholders. The Corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders giving the names and addresses of all shareholders and the number and class and series, if any, of shares held by each.

Except as otherwise provided by the TBOC, and subject to Chapter 8, Texas Business & Commerce Code, the Corporation may consider the person registered as the owner of a share in the share transfer records of the Corporation at a particular time as the owner of that share at that time for purposes of:

(i)	voting the share;

(ii)	receiving distributions on the share;

(iii)	transferring the share;

(iv)  receiving notice, exercising rights of dissent, exercising or waiving a preemptive right, or giving proxies with respect to that share;

(v)  entering into agreements with respect to that share in accordance with Sections 6.251, 6.252, or 21.210 of the TBOC; or

(vi)	any other shareholder action.

The Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Texas.

All other books and records of the Corporation may be kept at such place or places within or without the State of Texas as the Board of Directors may from time to time determine.

ARTICLE VII

MANNER OF GIVING NOTICE AND WAIVER

Section 7.1 Notice of Shareholders’ Meetings. Notice of any meeting of shareholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the Corporation’s records. An affidavit of the Secretary or an assistant secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2 Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to shareholders pursuant to the TBOC, the Certificate of Formation or these Bylaws, any notice to shareholders given by the Corporation under any provision of the TBOC, the Certificate of Formation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(b)  such inability becomes known to the Secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)  if by facsimile telecommunication, when transmitted to a number at which the shareholder has consented to receive notice;

(ii)  if by electronic mail, when transmitted to an electronic mail address at which the shareholder has consented to receive notice;

(iii)   if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv)  if by any other form of electronic transmission, when communicated to the shareholder.

An affidavit of the Secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.3 Notice to Shareholders Sharing an Address. To the extent permitted under the TBOC, without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders given by the Corporation under the provisions of the TBOC, the Certificate of Formation or these Bylaws shall be effective if given by a single written notice to shareholders who share an address if consented to by the shareholders at that address to whom such notice is given. Any such consent shall be revocable by the shareholder by written notice to the Corporation. Any shareholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

Section 7.4 Waiver of Notice. Whenever notice is required to be given to shareholders, directors or other persons under any provision of the TBOC, the Certificate of Formation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person participates in or attends a meeting solely to object to the transaction of business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders or the Board of Directors, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Formation or these Bylaws.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the TBOC, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director of the Corporation or an officer of the Corporation, or while serving as a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or other representative (as defined in the TBOC) of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if (a) with respect to conduct in the person’s official capacity with the Corporation, such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation, (b) with respect to all other conduct, such person acted in good faith and in a manner such person reasonably believed was not opposed to the best interests of the Corporation and (c) with respect to any criminal Proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that such person’s conduct was unlawful. Any indemnification under this Section 8.1 shall be made only after a determination that indemnification is permissible under the TBOC, which determination shall be made in the manner required by the TBOC.

Section 8.2 Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the TBOC, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or other representative (as defined in the TBOC) of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if (a) with respect to conduct in the person’s official capacity with the Corporation, such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation and (b) with respect to all other conduct, such person acted in good faith and in a manner such person reasonably believed was not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, except to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any indemnification under this Section 8.2 shall be made only after a determination that indemnification is permissible under the TBOC, which determination shall be made in the manner required by the TBOC.

Section 8.3 Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 8.4 Indemnification of Others. Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the TBOC or other applicable law. The Board of Directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board of Directors determines.

Section 8.5 Advanced Payment of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses), which written request shall include (a) a written affirmation by the person of the person’s good faith belief that the person has met the standard of conduct for indemnification under this Article VIII and the TBOC, (b) a written undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the TBOC, or that indemnification is prohibited under the TBOC, and (c) any other documentation as may be required by the TBOC or these Bylaws. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems reasonably appropriate and shall be subject to the Corporation’s expense guidelines. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these Bylaws or the TBOC but shall apply to any Proceeding referenced in Section 8.6(ii) or 8.6(iii) prior to a determination that the person is not entitled to be indemnified by the Corporation.

Section 8.6 Limitation on Indemnification. Subject to the requirements in Section 8.3 and the TBOC, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i)  for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii)  for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv)   initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

(v)  if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 8.7 Determination; Claim. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

Section 8.8 Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Formation or any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the TBOC or other applicable law.

Section 8.9 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the TBOC.

Section 8.10 Survival. The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.11 Effect of Repeal or Modification. Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

Section 8.12 Certain Definitions. For purposes of this Article VIII, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX

GENERAL MATTERS

Section 9.1 Execution of Corporate Contracts and Instruments. Except as otherwise provided by law, the Certificate of Formation or these Bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

The Chairperson of the Board, the Chief Executive Officer and the President (and such other officers as are authorized thereunto by resolution of the Board of Directors) may execute in the name of the Corporation bonds, notes, debentures and other evidences of indebtedness, stock certificates, deeds, mortgages, deeds of trust, indentures, contracts, leases, agreements and other instruments, requiring a seal under the seal of the Corporation, and may execute such documents where not requiring a seal, except where such documents are required by law to be otherwise signed and executed, and except where the signing and execution thereof shall be exclusively delegated to some other officer or agent of the Corporation. The Chief Executive Officer may delegate to subordinate officers of the Corporation the authority to execute, in the name of the Corporation, bonds, notes, debentures and other evidences of indebtedness, stock certificates, deeds, mortgages, deeds of trust, indentures, contracts, leases, agreements and other instruments, requiring a seal under the seal of the Corporation, and to execute such documents where not requiring a seal, except where the signing and execution thereof shall be exclusively delegated to some other officer or agent of the Corporation.

Section 9.2 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

Section 9.3 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 9.4 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the TBOC shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

Section 9.5 Severability. If any provision of these Bylaws is held to be invalid, illegal or unenforceable for any reason whatsoever, or to be in conflict with any provision of the Certificate of Formation:

(i)  the validity, legality and enforceability of the remaining provisions of these Bylaws (including, without limitation, each portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable, or to be in conflict with any provision of the Certificate of Formation, that is not itself held to be invalid, illegal or unenforceable, or to be in conflict with any provision of the Certificate of Formation) will not in any way be affected or impaired thereby; and

(ii)   to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable, or to be in conflict with any provision of the Certificate of Formation) will be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable, or to be in conflict with any provision of the Certificate of Formation.

ARTICLE X

AMENDMENTS

The Board of Directors shall have the power to adopt, alter, amend or repeal these Bylaws, or adopt new bylaws, by the affirmative vote of a majority of the whole Board of Directors at any regular meeting of the Board or at any special meeting of the Board, unless (a) such power shall be reserved exclusively to the shareholders in whole or in part by the Certificate of Formation or the laws of Texas or (b) the shareholders in amending, repealing, or adopting a particular bylaw shall have expressly provided that the Board may not amend or repeal that bylaw.

Unless the Certificate of Formation or a bylaw adopted by the shareholders shall provide otherwise as to all or some portion of the corporation’s Bylaws, these Bylaws may be altered, amended or repealed, or new bylaws may be adopted, at any annual meeting of the shareholders or at any special meeting of the shareholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote at such meeting and present or represented thereat, provided notice of the proposed alteration, amendment or repeal, or the adoption of new bylaws, is set forth in the notice of such meeting. Any proposal by a shareholder to adopt, amend or repeal the Bylaws of the Corporation must be made in accordance with, and must comply with, the provisions of these Bylaws governing business to be brought before a meeting of shareholders.

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